U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   September 13, 2005

VION PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification No.)
4 Science Park, New Haven, CT		06511
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:   (203) 498-4210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01    Entry into a Material Definitive Agreement.

Establishment of Performance Goals for Executive Officers

On September 13, 2005, the Compensation Committee of the Board of Directors recommended, and the Board of Directors approved, performance criteria with respect to 2005 cash bonuses for certain Company executives. The performance criteria are generally the achievement of certain targets relating to the Company's clinical trials, commercialization of the Company's drug products and the Company's financial performance.

Non-Employee Director Compensation

On September 13, 2005, upon the advice and recommendation of outside compensation consultants retained by the Compensation Committee, which advice and recommendation was based upon a detailed analysis of the practices of companies within our peer group as well as emerging trends occurring within director compensation arena, and other factors considered by the Compensation Committee and the Board of Directors, the Compensation Committee recommended and the Board of Directors approved the following changes to the cash compensation payable to our non-employee directors:

•	payment of a $15,000 annual retainer to each director other than the chairman of the board;

•	payment of a $40,000 annual retainer to the chairman of the board;

•	payment of a $5,000 annual retainer to the chair of each committee of the board other than the chair of the audit committee;

•	payment of a $10,000 annual retainer to the chair of the audit committee;

•	the increase of the meeting fee payable for each board meeting attended from $1,000 to $1,500 and the elimination of the $4,000 meeting fee payable to the chairman of the board; and

•	payment of $1,000 meeting fee for each committee meeting attended in person and $500 for each committee meeting attended by teleconference that exceeds one hour.

Directors will also continue to be reimbursed for expenses actually incurred in attending board and committee meetings.

Agreement with Howard B. Johnson, our President and Chief Financial Officer

On September 13, 2005, we entered into an agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein, with Howard B. Johnson, our President and Chief Financial Officer, pursuant to which Mr. Johnson would be entitled to certain payments in the event his employment is terminated after Alan Kessman's retirement, resignation or termination as our Chief Executive Officer ("CEO"). Specifically, if at any time within one year after the earlier of (i) the date of a public announcement by the Company of the hiring of a new CEO and (ii) the date of hiring of such new CEO as set forth in such public announcement (the "CEO Hiring Date") Mr. Johnson is terminated by the Company without cause (as defined in the agreement), he shall be entitled to a lump sum payment equal to the sum of twelve months of his monthly base salary as in effect as of the date of termination or immediately prior to such termination, whichever is greater, plus the average of the last two cash bonus payments made to Mr. Johnson prior to his termination. Mr. Johnson would also be entitled to all payments necessary to provide him with group health insurance benefits substantially similar to those which he was receiving immediately prior to the date of termination until the earlier of 12 months after such termination or the date he has obtained new full-time employment. Also, if Mr. Johnson voluntarily resigns from his position as President and Chief Financial Officer of the Company within the first 90 days following the CEO Hiring Date, he shall be entitled to receive his full base salary, at the rate as in effect at the date of resignation, at such time as such payments would have been due pursuant to his previous salary arrangement, until the earlier of 12 months after the date of such resignation or the date he has obtained new full-time employment (the "Transition Period"), provided that Mr. Johnson advises and consults by telephone, in writing or, at a mutually agreeable time, in person regarding the affairs of the Company with the officers and directors of the Company upon requests for such services by such officers and directors during the Transition Period. In the event of such resignation, Mr. Johnson would also be entitled to all payments necessary to provide him with group health insurance benefits substantially similar to those which he was receiving immediately prior to the date of termination until the earlier of 12 months after such termination or the date he has obtained new full-time employment. The foregoing amounts are not payable if the termination of Mr. Johnson is due to his death, is a result of a termination by us for cause or if Mr. Johnson is offered the position of CEO.

Extension of Employment Agreement with Alan Kessman, our Chief Executive Officer

On September 13, 2005, we entered into a one year extension of Mr. Kessman's employment agreement, attached hereto as Exhibit 10.2 and incorporated by reference herein, and the termination date of Mr. Kessman's employment agreement is now December 31, 2006.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On September 13, 2005, Frank T. Cary and Charles K. MacDonald informed the Company of their intent not to be included in the slate of directors nominated for election at the Company's Annual Meeting of Stockholders to be held on October 25, 2005. The term of their directorships, and Mr. Cary's term as a member of the compensation committee of the board of directors, shall end after the election of the new slate of directors at the Annual Meeting.

Item 9.01    Financial Statements and Exhibits.

(c) Exhibits.

10.1	Agreement by and between Howard B. Johnson and Vion Pharmaceuticals, Inc., dated September 13, 2005.
10.2	Amendment No. 1, dated September 13, 2005, to the Employment Agreement with Alan Kessman dated November 3, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.
Date: September 13, 2005	By:	/s/ Howard B. Johnson
Name: Howard B. Johnson Title:President and Chief Financial Officer

EXHIBIT INDEX

10.1	Agreement by and between Howard B. Johnson and Vion Pharmaceuticals, Inc., dated September 13, 2005.

10.2	Amendment No. 1, dated September 13, 2005, to the Employment Agreement with Alan Kessman dated November 3, 2003.